Exhibit 99.7

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the registration statement on Form S-4 filed by Tornier N.V. with the Securities and Exchange Commission on December 19, 2014, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a non-executive director of Tornier N.V. upon completion of the merger as described in the Registration Statement.

Dated: December 16, 2014

/s/ Amy S. Paul
Amy S. Paul